Exhibit 99.1

Helix Acquisition Corp. Announces Pricing of $100 Million Initial Public Offering

Boston, MA – Oct 19, 2020 – Helix Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 10,000,000 Class A ordinary shares at $10.00 per share. The shares will be listed on The Nasdaq Capital Market and trade under the ticker symbol “HLXA” beginning October 20, 2020. The Company expects the offering to be consummated on October 22, 2020.

The Company is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses in the biotechnology sector. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on opportunities in healthcare or healthcare related industries. The Company, sponsored by Helix Holdings LLC, an affiliate of Cormorant Asset Management, is led by Bihua Chen as Chief Executive Officer and Chairman, and Jay Scollins as Chief Financial Officer.

Jefferies LLC is serving as the sole book runner for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,500,000 Class A ordinary shares at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

Registration statements relating to these securities became effective on October 19, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Helix Acquisition Corp.

Jay Scollins (857) 702-0370